SEC File Number 0-789879	AMENDED PRELIMINARY FILING

Ensurge, Inc.
2825 East Cottonwood Parkway, Suite 500
Salt Lake City, Utah 84121
801-673-2953

INFORMATION STATEMENT PURSUANT TO
SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 AND
RULE 14C PROMULGATED THERETO

NOTICE OF CORPORATE ACTION
BY WRITTEN SHAREHOLDER CONSENT
WITHOUT SPECIAL MEETING OF THE SHAREHOLDERS

NO PROXIES ARE BEING SOLICITED AND
YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

This Information Statement, which is being mailed on or about July  ___, 2014, to the holders of shares of the Common Stock, par value $.001 per share (the "Common Stock"), of Ensurge, Inc., a Nevada Corporation (the "Company"), is being furnished in connection with the taking of certain corporate action pursuant to written consent by a majority of the shareholders of the Company.  The shareholders will, by way of consent, authorize a amending the Company's Articles of Incorporation to increase the number of authorized shares of common stock.

Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

No Meeting Being Held.

Because shareholders representing a majority of the shares outstanding are in favor of the proposed corporate action, shareholder approval will be achieved by written consent in accordance with the corporate laws of the State of Nevada.  In an effort to minimize the Company’s expenses, a special meeting of the shareholders is not required and will not be held.

No Dissenter's Rights of Appraisal.

The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be approved by the shareholders.

Voting Securities and Principal Holders Thereof;
Interest of Certain Person in Matters to be Acted Upon

As of the record date, June 10, 2014, there were approximately 77,358,726 shares of stock outstanding.  Each outstanding share of Common Stock is entitled to one vote.  The following table sets forth certain information with respect to persons who are the directors and officers of the Company as a group, and persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date:

Name and Address of Beneficial Owner Class	Beneficial Ownership	Percent of Class

Officers and Directors

Jeff Hanks (Dir. & CFO)	4,900,100	6.3%
2825 East Cotton Wood Parkway
Suite 500
Salt Lake City, Utah 84121

Management as a group (One)

Beneficial Owners Owning greater than 5%

Workhorse Capital Leasing LLC	16,300,000	21.0%
405 South Main
Suite 975
Salt Lake City, Utah 84111

O3G LLC	5,000,000	6.4%
8514 Monroe Street
Midvale, Utah 84047

Total Management and Beneficial Owners (Three)	26,200,000	33.8%

Matters to be Voted On - Amendment to Articles of Incorporation

The Company is currently conducting gold mining operations in Guyana.  The Company continues to need capital in which to fund its operations.  Because the market has only had a limited response to the commencement of gold production, the Company finds it necessary to increase the amount of authorized capital by amending its Articles of Incorporation.  The Company will increase the authorized capital by a factor of ten, from 100 million shares to 1 billion shares.  Additionally, the Company will also reduce the par value of its common stock to $.0001  Management believes that these changes are necessary to attract additional capital to fund the Company’s business and existence.   Based upon the foregoing, the Company’s management has determined that it is in the Company’s best interest to Amend its Articles of Incorporation to effect those changes.  The foregoing matters will be consented to by a majority of the Company’s shareholders in conformance with Nevada law.

The general affect of the above changes is that the Board of Directors of the Company will have the ability to issue additional shares from the Company’s treasury.  Such issuances, if they occur, would dilute the ownership of existing shareholders. There are no specific issuances that are being submitted to the shareholders for consent.

Vote Required for Approval - Your Vote is Not Solicited

Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date.  Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter and the corporate action will be approved by written shareholder consent.  Your vote is not being solicited by the Company.

Where You Can Find Additional Information About the Company

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission (“SEC”).  Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549.  Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates.  You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge.

Additionally, the Company maintains a website at www.ensurgegold.com.